Exhibit e.4.b

AMENDMENT

TO MARKETING AND DISTRIBUTION AGREEMENT

This Amendment is entered into as of   July 19             , 2021, by and between Symetra Life Insurance Company (the “Firm”), a Washington life insurance company, and VP Distributors, LLC (the “Distributor”), a Delaware limited liability company.

WHEREAS, the Firm and the Distributor have entered into a Marketing and Distribution Agreement effective as of April 25, 2013 (the “Agreement”) which, as of the date hereof, remains in full force and effect; and

WHEREAS, pursuant to the Agreement the Firm provides marketing of certain funds distributed by the Distributor (the “Portfolios”) and provide certain administrative and recordkeeping services (collectively, the “Services”) to Contract owners in connection with their allocation of Contract value and purchase payments to the Portfolios; and

WHEREAS, the Distributor anticipates becoming the distributor for The Merger Fund VL (“TMFVL”), effective on a future date; and

WHEREAS, the parties desire to update the Agreement to include TMFVL and fees applicable to the Firm providing the Services with respect to TMFVL, effective upon the date on which the Distributor becomes the distributor of TMFVL (the “Effective Date”); and

WHEREAS, Section VII of the Agreement provides that the Agreement may only be changed by a written instrument signed by the parties;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound thereby, the parties hereby agree that:

1.   Upon the Effective Date, the term “Trust” in the Agreement shall be deemed to include TMFVL, as appropriate, and the term “Portfolio” in the Agreement shall be deemed to include TMFVL.

2.   Upon the Effective Date, Schedule A to the Agreement shall be replaced in its entirety with the Schedule A attached hereto.

3.   The notice address for the Distributor is hereby changed to One Financial Plaza, 26th Floor, Hartford, CT 06103, Attn.: Counsel.

4.   In all other respects, the Agreement shall remain unchanged and in full force and effect.

5.   This Amendment may be executed in two or more counterparts, which may be executed and/or exchanged electronically, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment by their duly authorized officers as of the date first set forth above.

SYMETRA LIFE INSURANCE COMPANY	VP DISTRIBUTORS, LLC

By:	/s/ Jon Stenberg	By:	/s/ Heidi Griswold

Name:	Jon S. Stenberg	Name:	Heidi Griswold

Title:	Executive Vice President	Title:	Vice President, Mutual Fund Services

SCHEDULE A

Portfolio	Fee
Virtus Duff & Phelps Real Estate Securities Series	15 bps
Virtus KAR Capital Growth Series	15 bps
Virtus KAR Equity Income Series	15 bps
Virtus KAR Small-Cap Growth Series	15 bps
Virtus KAR Small-Cap Value Series	15 bps
Virtus Newfleet Multi-Sector Intermediate Bond Series	10 bps
Virtus SGA International Growth Series	10 bps
Virtus Strategic Allocation Series	15 bps
The Merger Fund VL	25 bps